SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Statement Only (as
         permitted by Rule 14a-6(e)(2))
     [X] Definitive Proxy
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          Kentucky Electric Steel, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

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         (2) Aggregate number of securities to which transaction applies:

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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

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         (4) Proposed maximum aggregate value of transaction:

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         (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials:

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

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         (2) Form, Schedule or Registration Statement number:

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         (3) Filing Party:

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         (4) Date Filed:

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
                                [CORPORATE LOGO]

                          KENTUCKY ELECTRIC STEEL, INC.
                              POST OFFICE BOX 3500
                             ASHLAND, KENTUCKY 41105
                                 (606) 929-1222

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                      TO BE HELD THURSDAY, FEBRUARY 6, 1997

To the Holders of the Common Stock of
Kentucky Electric Steel, Inc.

         The Annual Meeting of Stockholders of Kentucky Electric Steel, Inc., a Delaware corporation (the "Company"), will be held in Ballroom B, Ashland Plaza Hotel, Ashland, Kentucky, on Thursday, February 6, 1997 at 10:00 a.m. (EST), for the following purposes:

         1. To elect one member of the Board of Directors to hold office until the 2000 Annual Meeting of Stockholders and until his successor is elected and qualified;

         2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 27, 1997; and

         3. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

         The Company's Board of Directors has fixed the close of business on December 12, 1996 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any adjournment thereof.

                                        By Order of the Board of Directors.
                                        William J. Jessie, Secretary

December 12, 1996
Ashland, Kentucky

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                [CORPORATE LOGO]

                          KENTUCKY ELECTRIC STEEL, INC.
                              POST OFFICE BOX 3500
                             ASHLAND, KENTUCKY 41105
                                 (606) 929-1222

                                 PROXY STATEMENT

                    For Annual Meeting of Stockholders to be
                       Held on Thursday, February 6, 1997
                  Approximate Date of Mailing: January 6, 1997

                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Kentucky Electric Steel, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, February 6, 1997, at 10:00 a.m. (EST) in Ballroom B, Ashland Plaza Hotel, Ashland, Kentucky, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

         All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of the nominee for director proposed by the Board of Directors in Proposal I, and in favor of the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 27, 1997, as recommended by the Board of Directors. A stockholder who executes a proxy may revoke it at any time before it is exercised by delivering to the Company another proxy bearing a later date or by submitting written notice of such revocation to the Secretary of the Company.

         A copy of the Company's Annual Report to Stockholders for the fiscal year ended September 28, 1996 accompanies this proxy statement.

         A plurality of the votes cast is required for the election of directors. Votes withheld from a nominee for election as a director are not included in the tabulation of the voting results on the election of directors and, therefore, do not affect the election of directors. The ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the proposals. Abstentions on this matter will be counted for the purpose of determining the number of shares represented by proxy at the meeting and voting upon such proposals, and shall therefore have the same effect as if such shares were voted against such ratification. Broker "non-votes" will be treated as not represented at the meeting as to the ratification of Arthur Andersen LLP for purposes of determining the number of votes needed for approval.

         A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote upon a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. Broker "non-votes" and the shares as to which stockholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The close of business on December 12, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Each outstanding share of the Company's common stock, $0.01 par value ("Common Stock"), is entitled to one vote. On December 12, 1996, there were outstanding and entitled to vote 4,628,099 shares of the Common Stock.


Ownership of Directors, Nominee and Executive Officers

         The following table sets forth information regarding the amount of the Common Stock beneficially owned, as of December 12, 1996, by each director of the Company, the nominee for election as a director of the Company, the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group:

                                                          Shares
                     Name                         Beneficially Owned(1)  Percent
--------------------------------------------------------------------------------

Charles C. Hanebuth.............................         122,288(2)      2.6%
Clifford R. Borland.............................               0         (3)
Carl E. Edwards, Jr. ...........................             400         (3)
J. Marvin Quin II...............................           6,000         (3)
David C. Struve.................................           4,570         (3)
William J. Jessie...............................          59,268(4)      1.3%
Joseph E. Harrison..............................          45,658(5)      1.0%
William H. Gerak................................          29,394(6)      (3)
Directors and Executive Officers as a Group
  (8 persons)...................................         267,578(7)      5.7%(8)

---------------

(1) Under rules of the Securities and Exchange Commission ("SEC"), persons who have power to vote or dispose of securities, either alone or jointly with others, are deemed to be the beneficial owners of such securities.

(2) Includes 33,929 restricted shares as to which Mr. Hanebuth possesses sole voting power, but no investment power. Includes 60,411 shares which Mr. Hanebuth had the right to acquire upon the exercise of stock options exercisable on December 12, 1996 or within 60 days thereafter. Excludes 203 shares owned separately by Mr. Hanebuth's spouse and children; Mr. Hanebuth disclaims that he is the beneficial owner of such shares.

(3) Shares beneficially owned do not exceed one percent of the outstanding shares of Common Stock.

(4) Includes 11,498 restricted shares as to which Mr. Jessie possesses sole voting power, but no investment power. Includes 19,854 shares which Mr. Jessie had the right to acquire upon the exercise of stock options exercisable on December 12, 1996 or within 60 days thereafter.

(5) Includes 11,394 restricted shares as to which Mr. Harrison possesses sole voting power, but no investment power. Includes 18,686 shares which Mr. Harrison had the right to acquire upon the exercise of stock options exercisable on December 12, 1996 or within 60 days thereafter.

(6) Includes 8,278 restricted shares as to which Mr. Gerak possesses sole voting power, but no investment power. Includes 6,743 shares which Mr. Gerak had the right to acquire upon the exercise of stock options exercisable on December 12, 1996 or within 60 days thereafter.

(7) Includes 65,099 restricted shares and 105,694 shares subject to option as described in the foregoing notes.

(8) The shares subject to options were deemed outstanding for purposes of this calculation.


Ownership of Certain Beneficial Owners

         On December 12, 1996, the following persons were known to the Company to be the beneficial owners of more than five percent of the Common Stock:

                                                    Shares Beneficially
                   Name and Address                         Owned        Percent
--------------------------------------------------------------------------------

FMR Corp..........................................         277,500(1)      6.0%
82 Devonshire Street
Boston, Massachusetts 02109

Pioneering Management Corporation.................         505,600(2)     10.9%
60 State Street
Boston, Massachusetts 02114

State of Wisconsin Investment Board...............         450,000(3)      9.7%
P.O. Box 7842
Madison, Wisconsin 53707

NS Group, Inc.....................................         400,000(4)      8.6%
Ninth and Lowell Streets
Newport, Kentucky 41072

Heartland Advisors, Inc...........................         740,000(5)     16.0%
790 North Milwaukee Street
Milwaukee, Wisconsin  53202

---------------

(1) Based on Schedule 13G dated September 9, 1996 filed with the SEC by FMR Corp. ("FMR"). Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, provides investment advisory service to various investment companies (the "Fidelity Funds"). Fidelity Low-Priced Stock Fund, one of the Fidelity Funds, owns the 277,500 shares. The Edward
    C. Johnson III family, together with trusts for the benefit of his family, own stock representing approximately 49% of the voting power of FMR. Edward
    C. Johnson III, through control of FMR and Fidelity, has sole dispositive power as to 277,500 shares. The Board of Trustees of Fidelity Low-Priced Stock Fund has sole voting power as to 277,500 shares.

(2) Based on Amendment No. 3 to Schedule 13G dated April 9, 1996 filed with the SEC. Pioneering Management Corporation, an investment adviser, has sole voting power and shared dispositive power as to 505,600 shares.

(3) Based on Amendment No. 2 to Schedule 13G dated February 6, 1996 filed with the SEC. The State of Wisconsin Investment Board has sole voting and dispositive power as to such shares.

(4) NS Group, Inc., a Kentucky corporation ("NS Group"), obtained such shares in connection with the initial public offering of shares of the Company's Common Stock as a partial consideration for the transfer of all of the assets and liabilities of a subsidiary of NS Group to the Company. See "Certain Transactions." Clifford R. Borland, a director of the Company, serves as Chairman and Chief Executive Officer of NS Group. Mr. Borland disclaims beneficial ownership of the shares owned by NS Group.

(5) Based on Schedule 13G dated October 10, 1996 filed with the SEC. Heartland Advisors, Inc., an investment adviser, has sole voting power as to 609,000 shares and sole dispositive power as to 740,000 shares.


                        PROPOSAL I: ELECTION OF DIRECTOR

         In accordance with the by-laws of the Company, the Board of Directors has fixed the number of directors at five directors, divided into three classes of one, two and two directors, with the terms of office of each class ending in successive years. The Board of Directors has nominated Charles C. Hanebuth, whose current term as a director expires at the 1997 Annual Meeting, for election as a director to hold office until the 2000 Annual Meeting of Stockholders, and until his successor is elected and qualified in the class to which he is assigned or until his death, resignation or removal.

         Shares represented by your proxy will be voted in accordance with your direction as to the election as director of the person listed below as a nominee. In the absence of direction, the shares represented by your proxy will be voted FOR such election. In the event that the person listed as nominee becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for a substitute nominee, but the Board knows of no reason to anticipate that this will occur.

         Certain information with respect to the nominee and each of the continuing directors is set forth below, including any positions they hold with the Company.

                                                                    Served as
                                                                    Director
                                          Positions or Offices    Continuously
              Name                   Age    with the Company          Since
--------------------------------------------------------------------------------

NOMINEE FOR TERM ENDING IN 2000
Charles C. Hanebuth                  52   President and Chief        1993
                                            Executive Officer
DIRECTORS WITH TERMS ENDING IN 1998
Carl E. Edwards, Jr.                 55          None                1993
J. Marvin Quin II                    49          None                1993

DIRECTORS WITH TERMS ENDING IN 1999
Clifford R. Borland                  59          None                1993
David C. Struve                      56          None                1993

         The following are brief summaries of the business experience of the nominee for election as director of the Company and the other directors whose terms of office as directors will continue after the Annual Meeting, including, where applicable, information as to the other directorships held by each of them.


Nominee

         Charles C. Hanebuth has been President and Chief Executive Officer of the Company since its formation in August 1993. From November 1990 to October 6, 1993, Mr. Hanebuth was President and Chief Operating Officer of Kentucky Electric Steel Corporation, a wholly owned subsidiary of NS Group. Prior to November 1990, Mr. Hanebuth was a Vice President of ELCOR Corporation, a manufacturer of roofing and industrial products, and President of its wholly-owned subsidiary, Chromium Corporation, a remanufacturer of diesel engine components. Mr. Hanebuth has 17 years management experience in the steel industry. Mr. Hanebuth is a director of Ashland Bankshares, Inc., the holding company of the Bank of Ashland, and Ashland Hospital Corporation, which operates King's Daughters' Medical Center.

         The Board of Directors recommends a vote FOR the election of the nominee for director of the Company.


Continuing Directors

         Clifford R. Borland has been Chairman and Chief Executive Officer of NS Group, a holding company for steel mini-mill operations, since 1995. Prior thereto, Mr. Borland was President, Chief Executive Officer and a director of NS Group.

         Carl E. Edwards, Jr. has been Executive Vice President, General Counsel and Secretary of Lennox International Inc., a manufacturer of residential and commercial air conditioning and heating equipment and industrial furnaces, since February 1992. Prior thereto, Mr. Edwards was Vice President, General Counsel and Secretary of ELCOR Corporation, a manufacturer of roofing and industrial products.

         J. Marvin Quin II has been Senior Vice President and Chief Financial Officer of Ashland, Inc., a diversified corporation which produces and markets petroleum products, chemicals, road construction services, and oil and natural gas, since 1992. Prior thereto, Mr. Quin was treasurer of Ashland, Inc. Mr. Quin also serves on the boards of directors of AECOM Technology Corporation and Ashland Coal, Inc.

         David C. Struve has been Chairman of the Board and Chief Executive Officer of Latite Roofing and Sheet Metal Company Inc., a commercial and residential roofing company, since 1983.


Board of Directors and Committees

         The Board of Directors of the Company held five meetings during the fiscal year ended September 28, 1996. The outside directors received no additional compensation for meetings in excess of the four regularly scheduled meetings. During such fiscal year all of the incumbent directors attended at least 75% of the aggregate meetings held by the Board of Directors and all committees on which they serve. The standing committees of the Board of Directors are the Audit Committee and the Compensation Committee. The nominee(s) for election as director(s) of the Company is (are) chosen by the full Board of Directors, and there is no standing committee entrusted with this function.

         Audit Committee. Messrs. Quin (Chairman), Edwards and Struve are members of the Audit Committee. The functions of the Audit Committee are to meet with appropriate Company financial and legal personnel and independent public accountants to review the internal controls of the Company and the objectivity of its financial reporting. The Audit Committee recommends to the Board the appointment of the independent public accountants to serve as auditors in examining the corporate accounts of the Company. The Audit Committee met two times during the fiscal year ended September 28, 1996.

         Compensation Committee. Messrs. Struve (Chairman), Borland and Edwards are members of the Compensation Committee. The functions of the Compensation Committee are to review, discuss and advise management and make recommendations to the Board of Directors regarding compensation and benefits for the executive officers and highly compensated personnel of the Company. The Compensation Committee also has oversight responsibilities for all broadly based compensation and benefit programs of the Company. The Compensation Committee met three times during the fiscal year ended September 28, 1996.

         Compensation of Directors. Directors who are not employees of the Company are paid an annual retainer of $16,000 and $1,000 for each meeting of the Board of Directors attended in excess of four meetings per fiscal year, along with expenses for attendance at meetings of the Board and Committees. In addition, such outside Directors are paid $750 ($1,000 for Committee Chairmen) for each Committee meeting attended. Directors who are employees do not receive any compensation for service as directors, but the Company pays their expenses for attendance at Board meetings.

                             EXECUTIVE COMPENSATION

         The following table presents summary information for the 1994, 1995 and 1996 fiscal years concerning compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended September 28, 1996 (the "named executive officers").

                                                     SUMMARY COMPENSATION TABLE
                                            Annual Compensation              Long Term Compensation(1)
                                       ---------------------------  --------------------------------------------
                                                                     Restricted
            Name and                                      Bonus     Stock Awards     Options      LTIP Payouts        All Other
       Principal Position        Year    Salary ($)      ($)(2)       ($) (3)        (#) (4)         ($) (5)       Compensation ($)
-------------------------------  ----  -------------  ------------  -------------  -------------  --------------  ------------------

Charles C. Hanebuth (6)          1996    $270,360         --            --            34,521           --            $82,278(7)
President and Chief Executive    1995     246,000      $132,522         --            34,521         $96,646          79,975(7)
Officer                          1994     246,000       193,986       $216,000        69,042           --             27,321(7)

William J. Jessie (8)            1996    $126,384         --            --            10,340           --            $24,933(7)
Vice President, Secretary,       1995     115,000      $ 62,757         --            10,340         $42,084          26,518(7)
Treasurer and Chief              1994     115,000        88,881         --            24,197           --                 --
Financial Officer

Joseph E. Harrison (9)           1996    $126,384         --            --            10,340           --            $46,628(7)
Vice President,                  1995     115,000      $ 62,757         --            10,340         $42,084          46,606(7)
Sales and Marketing              1994     115,000        88,881         --            21,862           --              1,723(7)

William H. Gerak (10)            1996    $109,896         --            --             8,991           --            $36,066(7)
Vice President,                  1995     100,000      $ 54,185         --             8,991         $36,591          36,383(7)
Administration                   1994      75,000        58,661         --             8,991           --              1,125(7)

---------------

(1) Stock options and restricted stock awards granted under the Company's 1993 and 1994 Employee Stock Option/Restricted Stock Plans
    provide for acceleration of vesting of awards in the event of a change of control of the Company, as defined in such plan.

(2) Amounts included under "Bonus" represent amounts paid or awarded under the executive compensation plan described in the
    Compensation Committee Report on Executive Compensation. The Compensation Committee determined that all bonus earnings be awarded in restricted stock in fiscal 1994, half of bonus earnings be awarded in restricted stock in fiscal 1995 and fiscal
    1996. Based upon a market price of the Company's common stock at the end of each fiscal quarter and the bonus earned, the shares awarded to Messrs. Hanebuth, Jessie, Harrison and Gerak in fiscal 1994 and 1995 respectively, were: 17,737 and 7,192 shares for
    Mr. Hanebuth; 8,125, and 3,373 shares for Mr. Jessie; 8,021 and 3,373 shares for Mr. Harrison, and 5,365 and 2,913 shares for
    Mr. Gerak. There were no bonuses awarded in fiscal 1996. Such shares vest three years from the grant date. Dividends, if any, would be paid on such shares, whether or not vested. As of September 28, 1996, the value of the unvested portion of such restricted stock grants for Messrs. Hanebuth, Jessie, Harrison and Gerak, respectively, was $169,829, $78,330, $77,622 and
    $56,394.

(3) In connection with the Company's initial public offering of common stock, Mr. Hanebuth was granted a restricted stock award of
    18,000 shares effective October 6, 1993. As of September 28, 1996, the value of such shares was $122,625. Such shares vest over four years beginning on February 3, 1994. Dividends, if any, would be paid on such shares, whether or not vested.

                                        7

(4) Information represents stock options awarded under the Company's 1993 and 1994 Employee Stock Option/Restricted Stock Plans. The
    options reflected for fiscal 1996 were granted on May 8, 1996 and the options reflected for fiscal 1995 were granted on July 27,
    1995. Of the amount shown for fiscal 1994, 34,521 for Mr. Hanebuth, 10,340 for Mr. Jessie and 10,340 for Mr. Harrison were granted effective October 6, 1993 in connection with the Company's initial public offering. The remaining fiscal 1994 options were granted as of July 28, 1994.

(5) Amounts listed under "LTIP Payments" represent the total principal amount of loans made under the Key Employee Stock/Loan Plan pursuant to which certain key employees may be granted the right to apply to the Company for a loan, the proceeds of which must be used in conjunction with purchases of the Company's Common Stock. Such loans bear no interest and are repayable by the key employee through continued service with the Company, with the principal amount of the loan being forgiven at the rate of 20% for each year of continuous service subsequent to the date of the making of the loan. The outstanding balances of such loans are required to be repaid on any termination of employment with the Company, except for termination due to disability, death or retirement.

(6) Mr. Hanebuth has served as President and Chief Executive Officer of the Company since its formation in August 1993; he served as
    President and Chief Operating Officer of Kentucky Electric Steel Corporation ("KESC") during fiscal 1993 and until October 6,
    1993.

(7) Amounts included as "All Other Compensation" for the named executive officers consist of charges associated with the Company's salary continuation program, charges in connection with certain disability insurance premiums for Mr. Hanebuth, contributions to the Company's profit sharing plan, and imputed interest on loans made under the Key Employee Stock/Loan Plan. Under the
    Company's salary continuation program, executive officers, upon retirement at age 62, will be paid an amount equal to 60% of fiscal 1994 base salary to age 85. At age 85, Mr. Hanebuth would continue to receive a benefit of 30% of his fiscal 1994 base salary. The salary continuation program for Messrs. Jessie, Harrison and Gerak was not in effect until the end of fiscal 1994 and charges for that year were less than $1,000 each. Charges associated with the salary continuation benefit during fiscal
    1994, 1995 and 1996, respectively, for Mr. Hanebuth were $17,400, $66,656 and $70,597. During fiscal 1995 and 1996, respectively, such charges were $20,637 and $22,288 for Mr. Jessie; $40,725 and $43,983 for Mr. Harrison; and $31,265 and
    $33,766 for Mr. Gerak. As of September 28, 1996, Mr. Hanebuth's salary continuation benefits, payable at age 62, have been vested by the Board of Directors as follows: 60% of his pre-age 85 benefit and 75% of his post-age 85 benefit. As of September
    28, 1996, salary continuation benefits for other officers, payable at age 62, have been 45% vested by the Board of Directors.
    The Company also provides an individual disability insurance policy for Mr. Hanebuth. In the event Mr. Hanebuth had been disabled for more than 90 days, the policy would pay $6,200 per month during the term of disability up to age 65. Premiums paid on behalf of Mr. Hanebuth amounted to $6,023 in 1994, 1995 and 1996. The Company made the following contributions to the profit sharing plan in fiscal 1995: $4,920 on behalf Mr. Hanebuth; $4,782 on behalf of Mr. Jessie; $4,782 on behalf of Mr. Harrison;
    and $4,152 on behalf of Mr. Gerak. Imputed interest under the Key Employee Stock/Loan Plan, which is described in the
    Compensation Committee Report on Executive Compensation, for fiscal 1995 and 1996, respectively, was $2,376 and $5,658 for Mr.
    Hanebuth; $1,099 and $2,645 for Mr. Jessie; $1,099 and $2,645 for Mr. Harrison; and $966 and $2,300 for Mr. Gerak. For fiscal
    1994, All Other Compensation also represented Company matching contributions to the Salaried Employees Profit Sharing and
    Flexible Compensation Plan.

(8) Mr. Jessie was elected Vice President, Secretary, Treasurer and Chief Financial Officer effective October 6, 1993. Prior to that time and since 1986, Mr. Jessie was Controller of KESC. As Controller, Mr. Jessie was not an executive officer of the Company or
    KESC.

                                       8

(9) Mr. Harrison has served as Vice President, Sales and Marketing of the Company since its formation in August 1993; he served as
    General Sales Manager of KESC during fiscal 1993 until October 6, 1993.

(10) Mr. Gerak was elected Vice President, Administration effective January 1, 1994. Prior to that time, Mr. Gerak was not an officer or employee of the Company or KESC.


         The following tables present certain additional information concerning stock options granted to the named executive officers during fiscal 1996. No stock options were exercised by the named executive officers during fiscal 1996.

                                             OPTION GRANTS IN LAST FISCAL YEAR
                                                                                     Potential Realizable Value
                                                                                     at Assumed Annual Rates of
                                                                                      Stock Price Appreciation
                                            Individual Grants                             for Option Term(1)
                     --------------------------------------------------------------  --------------------------
                                       % of Total
                                         Options
                                       Granted to    Exercise or
                         Options      Employees in    Base Price
       Name          Granted (#)(2)   Fiscal Year   (per share)(3)  Expiration Date       5%            10%
-------------------  --------------  -------------  --------------  ---------------  ------------  ------------

Charles C. Hanebuth       34,521          37.9%         $7.625         5/08/06          $165,528     $419,430
William J. Jessie         10,340          11.3%         $7.625         5/08/06          $ 49,580     $125,631
Joseph E. Harrison        10,340          11.3%         $7.625         5/08/06          $ 49,580     $125,631
William H. Gerak           8,991           9.9%         $7.625         5/08/06          $ 43,112     $109,241

---------------

(1) The amounts shown under these columns are the result of calculations at 5% and 10% rates over the ten year term of the options as required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the stock price of the Company's Common Stock. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

(2) These options were granted as of May 8, 1996 in connection with the Compensation Committee's review of compensation for fiscal
    1997 and one fourth of each option becomes exercisable each year beginning May 8, 1997.

(3) The exercise price for these options is equal to the market price of the Company's Common Stock on May 8, 1996.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                           Number of Securities        Value of Unexercised
                          Underlying Unexercised           In-the-Money
                                  Options                   Options at
                          at September 28, 1996(#)    September 28, 1996($) (1)
                         --------------------------  ---------------------------
          Name           Exercisable  Unexercisable  Exercisable   Unexercisable
-----------------------  -----------  -------------  ------------  -------------
Charles C. Hanebuth         51,781       86,303           0              0
William J. Jessie           17,269       27,608           0              0
Joseph E. Harrison          16,101       26,441           0              0
William H. Gerak             6,743       20,230           0              0

---------------

(1) Based on the market value of the Company's Common Stock on September 28, 1996.


Other Compensation Arrangements

         The Company entered into agreements ("Employment Agreements") with the named executive officers effective June 7, 1994. The Employment Agreements provide for continued employment of the respective officer by the Company for a period of three years following a Change of Control (as defined) on an equivalent basis to employment immediately before the change of control. If (i) the employee terminates his employment for any reason other than death or disability during the period from six months following a change of control and ending 36 months following a change of control, (ii) the Company terminates the employee's employment during the period from the date of the change of control and ending 36 months following a change of control ("Change of Control Period") or (iii) the employee terminates his employment for Good Reason (as defined) during the first six months of the Change of Control Period, the Company shall pay the employee a single lump sum cash payment equal to $1.00 less than three times the employee's "Base Amount." The term Base Amount means the employee's average annual compensation from the Company for the five consecutive years preceding the change of control. The Employment Agreements also provide that for a period of two years after the termination of the employee's employment under such agreement, the employee will not engage in any Competition Activity (as defined) and shall provide reasonable consulting services. Pursuant to the Employment Agreements, the employee has also agreed not to disclose Confidential Information (as defined) of the Company.

         The Board of Directors adopted an Executive Severance Plan effective June 7, 1994 for the named executive officers. In consideration for certain non-competition and confidentiality covenants and provided his employment is not terminated for Cause (as defined), each named executive officer is entitled to be paid his regular base salary at the time of severance from the Company for a period of 36 months for Mr. Hanebuth and 24 months for the other named executive officers following termination. In addition, the executive would continue to receive certain employee benefits and would be eligible to receive a pro rata share of any incentive bonus plan compensation earned but not paid and he would receive an amount equal to the cash value of all outstanding stock options, stock appreciation rights and restricted stock held by such executive.

         The Employment Agreements and the Executive Severance Plan also provide that an employee will be reimbursed for any legal expenses incurred in litigating his rights under the agreement or the severance plan.


Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 1996:

         The Company's executive compensation program (the "Program") has been designed to enable the Company to attract, motivate and retain senior management by providing a competitive total compensation opportunity that emphasizes variable, at-risk, performance-based compensation. The Program is comprised of three basic elements; base salaries which are competitive in specific industry segments within which the Company operates and which also reflect individual performance; annual incentive opportunities which may be paid in cash and/or awarded in restricted stock for the achievement of annual financial performance goals established by the Compensation Committee; and long-term stock based-incentive opportunities.

         A discussion of each of the elements of the Program along with a description of the significant decisions of the Compensation Committee with regard to fiscal 1996 compensation is set forth below.

         Annual total compensation for the executive officers consists of a base salary and the potential for an annual bonus under the Executive Incentive Compensation Plan (the "Incentive Compensation Plan"). Base salaries for the executive officers have been compared with national survey data for all industries and data from industry segments within which the Company operates. With respect to fiscal 1996, national survey data for all industries, data from industry segments within which the Company operates and evaluation of individual performance were utilized to determine base salaries. The annual base salaries for the executive officers other than the chief executive officer were determined through an interactive review process between the Compensation Committee and Mr. Hanebuth using the aforementioned criteria. Mr. Hanebuth's base salary was reviewed and established by the Compensation Committee.

         Under the Incentive Compensation Plan, officers may be awarded annual incentive bonuses if the Company meets certain performance criteria. Annual incentive bonuses for Mr. Hanebuth and other named executive officers are based upon pre-tax return on equity targets which are established at the beginning of the fiscal year. At specified levels of return, a participant is eligible to receive an incentive bonus equal to a variable percentage of his annual base salary, to a maximum of approximately 100% of annual base salary. The fiscal 1996 equity targets and incentive percentage levels were reviewed and approved by the Compensation Committee. The Compensation Committee directed that one half of all incentive compensation bonus payments for fiscal 1996 be awarded in restricted stock which vests after three years because the Compensation Committee believes that payments in restricted stock, as opposed to cash payments, will strengthen the mutuality of interests between the Company's executive officers and its shareholders. Seventy-five percent of the incentive bonus may be paid quarterly during the fiscal year for which bonus payments are calculated, with the balance paid after determination of results for the fiscal year. Any contribution made by the Company for Profit Sharing to the Salaried Employees Profit Sharing and Flexible Compensation Plan on behalf of any executive officer results in a corresponding reduction in incentive compensation bonus payments to the executive officers.

         Under the Key Employee Stock/Loan Plan approved by the Compensation Committee in February 1995, the Company may grant certain key employees rights to apply to the Company for a loan, the proceeds of which must be used to purchase Kentucky Electric Steel Common Stock at that time, applied to previous stock purchases not made in connection with the Stock/Loan Plan or be used to meet tax obligations on restricted stock grants. The normal maximum amount which may be loaned to each eligible key employee is a percentage of base salary determined by a formula approved by the Compensation Committee. Such loans bear no interest and are repayable by the key employee through continued service with the Company, with the principle amount of the loan being forgiven at the rate of 20% for each year of continuous service subsequent to the date of the making of the loan. The outstanding balances of such loans are required to be repaid on any termination of employment with the Company, except for termination due to disability, death or retirement.

         The long-term incentive component of the chief executive officer and the executive officers' 1996 compensation includes stock options as well as stock loan rights. Stock option grants under the 1993 and/or 1994 Employee Stock Option/Restricted Stock Plans are designed to align the long-term interests of the Company's executives and its shareholders and assist in the retention of executives.

         In May 1996, the Compensation Committee granted qualified and/or non-qualified stock options to all of the executive officers, as well as certain other management employees. The grants made to Mr. Hanebuth were determined with reference to national survey data regarding stock option grants to chief executive officers. Other executive officers were eligible for awards set at approximately 65% of the level granted to Mr. Hanebuth. All options were granted at fair market value on the date of grant.

                                        Compensation Committee

                                        David C. Struve (Chairman)
                                        Clifford R. Borland
                                        Carl E. Edwards, Jr.

                                PERFORMANCE GRAPH

         The following graph sets forth a comparison of the Company's cumulative total stockholder return from September 30, 1993 through September 30, 1996 with the cumulative total return for the same period of the Standard & Poor's 500 Steel Index. The graph assumes a $100 investment in the Company's Common Stock and each index and the reinvestment of all dividends.


                                [GRAPHIC OMITTED]

                                          09/30/93  09/30/94  09/30/95  09/30/96
                                          --------  --------  --------  --------

S&P 500 Index                                100       104       135       162
S&P Steel Index                              100       129        91        90
Kentucky Electric Steel, Inc.                100        93        77        59


                              CERTAIN TRANSACTIONS

         In June 1993, the Board of Directors of NS Group announced its intention to sell all or substantially all of its interest in Kentucky Electric Steel Corporation. The Company was formed on August 6, 1993, to acquire all of the assets and liabilities of Kentucky Electric Steel Corporation and to be the issuer of common stock pursuant to an initial public offering (the "Offering"). Prior to the completion of the Offering, the Company did not engage in any business. On September 29, 1993, the Company, NS Group and Kentucky Electric Steel Corporation entered into a Transfer Agreement (the "Transfer Agreement") pursuant to which Kentucky Electric Steel Corporation transferred all of its assets and liabilities to the Company upon completion of the Offering. In addition, pursuant to the Transfer Agreement, (i) NS Group will indemnify the Company for liabilities arising out of, relating to, based upon or incurred in connection with the business and operations of NS Group and its subsidiaries (other than Kentucky Electric Steel Corporation); (ii) the Company will indemnify NS Group for liabilities arising out of, relating to, based upon or incurred in connection with the business and operations of the Company, Kentucky Electric Steel Corporation and predecessors of Kentucky Electric Steel Corporation, including without limitation certain environmental conditions;
(iii) the Company has assumed sponsorship and administration of certain Kentucky Electric Steel Corporation employee benefit plans; and (iv) certain intellectual property rights were transferred to the Company.

         In connection with the Offering, NS Group, Kentucky Electric Steel Corporation and the Company entered into a tax agreement pursuant to which (i) NS Group will, subject to certain limitations, indemnify the Company and its affiliates from liability for any and all federal and state income taxes of the NS Group affiliated group or any member thereof, including Kentucky Electric Steel Corporation and its affiliates, for taxable periods ending on or before the closing of the Offering and (ii) the Company and its affiliates will indemnify the NS Group affiliated group from liability for any and all other taxes of Kentucky Electric Steel Corporation both prior to and following the Offering, including any tax liability attributable to the transfer of assets by Kentucky Electric Steel Corporation to the Company in excess of the tax liability that would have resulted to NS Group if it had sold the stock of Kentucky Electric Steel Corporation.

         The Company has granted certain rights with respect to the registration of shares of Common Stock that are owned by Kentucky Electric Steel Corporation. Subject to certain limitations, NS Group or Kentucky Electric Steel Corporation have the right at any time to require the Company to register the sale of such shares under the Securities Act of 1933 and are also entitled to include such shares in a registered offering of securities by the Company for its own account or the account of any other security holder, subject to certain conditions and restrictions. The registration expenses of NS Group or Kentucky Electric Steel Corporation (other than underwriting discounts and commissions) will be paid by the Company. The registration rights expire October 6, 1998.


                            PROPOSAL II: RATIFICATION
                OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon the recommendation of its Audit Committee, has determined to appoint Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 27, 1997. A resolution will be presented at the meeting to ratify the appointment of Arthur Andersen LLP. If the stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent public accountants will be reconsidered by the Board.

         The Company has been advised that a representative of Arthur Andersen LLP will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders.

         The Board of Directors recommends a vote FOR ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 27, 1997.


                          COMPLIANCE WITH SECTION 16(a)

         Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. For fiscal 1996, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers and directors with respect to the most recent fiscal year were complied with.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders scheduled to be held on February 5, 1998, must be received by the Company by September 4, 1997, for inclusion in the Company's Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.

         The Company's bylaws also set forth certain advance notice or information requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual or special meeting of stockholders. In order for a stockholder to nominate a candidate for director or bring a proposal before a stockholder meeting, the Bylaws require that timely notice be given to the Company in advance of the meeting. Ordinarily, such notice must be given not less than 60 days nor more than 90 days before the meeting (but if the Company gives less than 70 days notice of the meeting, then the stockholder must give such notice within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made). The notice must contain certain information relating to the nominee for director or new business proposal. The Board of Directors of the Company may reject any nomination or new business proposal not timely made or supported by insufficient information. These requirements are separate from the rules of the Securities and Exchange Commission which provide for the inclusion of proposals of shareholders in the Company's proxy statement.


                                  MISCELLANEOUS

         The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail. They may also be solicited by officers and regular employees of the Company personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

         Management knows of no business to be brought before the Annual Meeting of Stockholders other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy by delivering to the Company another proxy bearing a later date or by submitting written notice of such revocation to the Secretary of the Company. A postage-paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention will be appreciated.

                                        By Order of the Board of Directors,

                                        WILLIAM J. JESSIE, Secretary

December 12, 1996
Ashland, Kentucky

                                     ANNEX A
                                  FORM OF PROXY

                                    [FRONT]

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE
--------------------------------------------------------------------------------
                          KENTUCKY ELECTRIC STEEL, INC.
--------------------------------------------------------------------------------
RECORD DATE SHARES:
                                                 |-----------------------------|
   Please be sure to sign and date this Proxy.   | Date                        |
|------------------------------------------------------------------------------|
|                                                                              |
|-------- Shareholder sign here ----------------- Co-owner sign here ----------|

1.) Election of Director:

    Charles C. Hanebuth                                     [ ] For [ ] Withhold

    (to elect the above nomineeas a Director)

2.) Ratify the appointment of Arthur Andersen LLP, as independent public
    accountants for fiscal 1997.                 [ ] For [ ] Against [ ] Abstain

3.) In their discretion, on any other matter that may properly come before the meeting or any adjournment thereof.

Mark box at right if you plan to attend the Meeting of Stockholders.         [ ]

Mark box at right if an address change or comment has been noted on the reverse
side of this card.                                                           [ ]

                                     [BACK]

                         KENTUCKY ELECTRIC STEEL, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 6, 1997

           This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints William J. Jessie and William H. Gerak or either of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution and revocation, to vote all shares of common stock of Kentucky Electric Steel, Inc., a Delaware corporation, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Ashland Plaza Hotel, Ashland, Kentucky, on Thursday, February 6, 1997, at 10:00 a.m., Eastern Standard Time, and at any adjournments thereof, with all powers the undersigned would possess if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDERS. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.

|----------|--------------------------------------------------------|----------|
|          | PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY |          |
|          |              USING THE ENCLOSED ENVELOPE.              |          |
|          |--------------------------------------------------------|          |
|PLEASE DATE THIS PROXY AND SIGN NAME OR NAMES EXACTLY AS PRINTED HEREON, WHERE| | THERE IS MORE THAN ONE OWNER, EACH MUST SIGN. WHEN SIGNING IN FIDUCIARY OR |
|           REPRESENTATIVE CAPACITY, PLEASE GIVE FULL TITLE AS SUCH.           |
|------------------------------------------------------------------------------|

HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

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